Exhibit 99.1

News Release

Commercial Metals Company Appoints John Elmore SVP and President of CMC International

Irving, TX — July 2, 2012 — Commercial Metals Company (NYSE: CMC) (the “Company”) headquartered in Irving, Texas, announced today that effective today, Mr. John Elmore has been selected to serve the Company as Senior Vice President of the Company and President of the Company’s International division succeeding Mr. Hanns Zöllner who will retire from the Company as of January 1, 2013. Mr. Zöllner will assume the role of Executive Advisor to the CEO until his retirement date. Mr. Zöllner, as Executive Vice President of the Company and President of the Company’s International division, has led the International division for the past eleven years and has 26 years of loyal service with the Company.

Mr. Elmore, a graduate of the University of Michigan, began his steel career with Inland Steel in 1981. Mr. Elmore has extensive international experience which includes various leadership positions with MacSteel International; I.M.F. Steel International, Ltd.; Ryerson International, Inc.; Austeel PTY Ltd.; Minnesota Steel Industries, LLC and Jindal Steel and Power Ltd.

Joe Alvarado, the Company’s CEO and President, said, “We are pleased to welcome John to CMC, and we are confident, based on his background and experience, he will play a key role in CMC’s future success. We wish to take this opportunity to thank Hanns Zöllner for his contributions to CMC.”

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

-(END)-

Contact:	Barbara Smith

Chief Financial Officer

214-689-4300